Exhibit 107

Calculation of Filing Fee Tables

FORM F-3

(Form Type)

TCTM Kids IT Education Inc.
(Exact Name of Registrant as Specified in its Charter)

Not Applicable

(Translation of registrant’s name into English)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Class A ordinary shares, par value $0.001 per share(1)	Rule 457(o)	(2)	(3)	(2)(3)
	Equity	Preferred shares	Rule 457(o)	(2)	(3)	(2)(3)
	Debt	Debt Securities	Rule 457(o)	(2)	(3)	(2)(3)
	Other	Warrants	Rule 457(o)	(2)	(3)	(2)(3)
	Unallocated (Universal) Shelf	-	Rule 457(o)			$85,000,000(2)	$0.0001531	$13,013.50
Fees Previously Paid	-	-	-	-	-	-		-
Carry Forward Securities
Carry Forward Securities	-	-	-	-		-
	Total Offering Amounts					$85,000,000		$13,013.50
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$13,013.50

(1)	These shares may be represented by the registrant’s American Depositary Shares (“ADSs”), each of which represents five Class A ordinary shares, par value $0.001 per share (“Class A ordinary shares”). The registrant’s ADSs issuable upon deposit of the Class A ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (333-194662).

(2)	The registrant is hereby registering an indeterminate number of securities of each identified class as may from time to time be offered at unspecified prices or upon conversion, exchange or exercise of securities registered hereunder to the extent such securities are, by their terms, exercisable for, such securities. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities. The maximum aggregate offering price of all securities covered by this registration statement will not exceed $85,000,000. The registrant has estimated the proposed maximum aggregate offering price solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”). The securities registered hereunder include (i) securities initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within forty (40) days after the later of the effective date of this registration statement and the date the securities are first bona fide offered to the public and (ii) securities that may be purchased by the underwriters in an offering pursuant to an over-allotment option. These securities are not being registered for the purposes of sales outside of the United States. In addition, pursuant to Rule 416 under the Securities Act, the Class A ordinary shares being registered hereunder include such indeterminate number of Class A ordinary shares and preferred shares as may be issuable with respect to the shares being registered hereunder as a result of share subdivision or consolidation, share dividends, or similar transactions.

(3)	The proposed maximum aggregate offering price for each class of securities will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of securities pursuant to General Instruction II.C. of Form F-3 under the Securities Act.